Amendment to Articles of Incorporation

The corporation has amended its Articles of Incorporation and adopts the following Articles of Amendment to its Articles of Incorporation as follows:

FIRST:                      The name of the corporation is Biomoda, Inc.

SECOND:	The following amendment has been voted on and approved by a majority at a Special Meeting of Shareholders and adopted by its Board of Directors.

Amending Article 4

“RESOLVED, THAT THE NUMBER OF SHARES OF Common Stock authorized to be issued to be increased from One Hundred Million (100,000,000) to One Hundred and Fifty Million (150,000,000) without par value.”

THIRD:	The above amendment was duly adopted by a majority of shareholders at a Special Meeting of Shareholders on May 29, 2010.

Dated: May 29, 2010

Biomoda, Inc.

/s/ John J. Cousins_________________
John J. Cousins, President and Director

/s/ Maria Zannes__________________
Maria Zannes, Corporate Secretary and Director

/s/David Lambros
David Lambros, Director

/s/ Lewis White___________________
Lewis White, Director

609 Broadway NE #215
Albuquerque, NM 87102
Phone: 505-821-0875
Fax: 866-519-6156